Exhibit 12(a)

XCEL ENERGY INC. AND SUBSIDIARIES

STATEMENT OF COMPUTATION OF

RATIO OF EARNINGS TO FIXED CHARGES

(amounts in thousands, except ratio)

	Year Ended Dec. 31
	2014	2013	2012	2011	2010
Earnings, as defined:
Pretax income from continuing operations	$1,545,121	$1,432,210	$1,355,402	$1,309,690	$1,188,591
Add: Fixed charges	677,390	686,258	734,564	725,375	708,529
Add: Dividends from unconsolidated subsidiaries	36,707	36,416	33,470	34,034	32,538
Deduct: Equity earnings of unconsolidated subsidiaries	30,151	30,020	29,971	30,527	29,948

Total earnings, as defined	$2,229,067	$2,124,864	$2,093,465	$2,038,572	$1,899,710

Fixed charges, as defined:
Interest charges	$566,608	$575,199	$601,582	$591,098	$577,291
Interest charges on life insurance policy borrowings	214	245	310	332	372
Interest component of leases	110,568	110,814	132,672	133,945	130,866

Total fixed charges, as defined	$677,390	$686,258	$734,564	$725,375	$708,529

Ratio of earnings to fixed charges	3.3	3.1	2.8	2.8	2.7

STATEMENT OF COMPUTATION OF RATIO OF EARNINGS

TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

(amounts in thousands, except ratio)

	Year Ended Dec. 31
	2014	2013	2012	2011	2010
Earnings, as defined:
Pretax income from continuing operations	$1,545,121	$1,432,210	$1,355,402	$1,309,690	$1,188,591
Add: Fixed charges	677,390	686,258	734,564	727,644	711,214
Add: Dividends from unconsolidated subsidiaries	36,707	36,416	33,470	34,034	32,538
Deduct: Equity earnings of unconsolidated subsidiaries	30,151	30,020	29,971	30,527	29,948

Total earnings, as defined	$2,229,067	$2,124,864	$2,093,465	$2,040,841	$1,902,395

Fixed charges, as defined:
Interest charges	$566,608	$575,199	$601,582	$591,098	$577,291
Interest charges on life insurance policy borrowings	214	245	310	332	372
Interest component of leases	110,568	110,814	132,672	133,945	130,866
Dividend requirements on preferred stock (a)	—	—	—	2,269	2,685

Total fixed charges, as defined	$677,390	$686,258	$734,564	$727,644	$711,214

Ratio of earnings to fixed charges	3.3	3.1	2.8	2.8	2.7

(a)	No shares of preferred stock were outstanding during the years ended Dec. 31, 2014, 2013 and 2012.